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                                                                    EXHIBIT 10.1


                              EMPLOYMENT AGREEMENT


                  THIS EMPLOYMENT AGREEMENT (this "Agreement"), made and entered into and to become effective on the 31st day of March, 1998 (the "Effective Date"), by and between RUSSELL CORPORATION, an Alabama Corporation (the "Company"), and JOHN F. WARD (the "Executive").

                                   RECITALS:

                  The Company and its affiliates are engaged in the knit products industry. The Executive is experienced in, and knowledgeable concerning, the knit products industry. The Company desires to employ the Executive as President, Chief Executive Officer and Chairman of the Board, and the Executive desires to be employed by the Company in that capacity.

                  NOW, THEREFORE, in consideration of the mutual covenants and obligations herein and the compensation the Company agrees herein to pay the Executive, and of other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Executive agree as follows:

                  ARTICLE 1. EMPLOYMENT OF EXECUTIVE. Subject to the terms and conditions set forth in this Agreement, the Company hereby employs the Executive and the Executive hereby accepts such employment for the period stated in
ARTICLE 3 of this Agreement.

                  ARTICLE 2. POSITION, RESPONSIBILITIES AND DUTIES.

                  2.1 Position and Responsibilities. During the Term (as defined in Section 3.1), the Executive shall serve as President, Chief Executive Officer and Chairman of the Board of Directors (pursuant to
         Section 2.3) of the Company on the conditions herein provided. The Executive shall provide such executive services in the management of the Company's business not inconsistent with his position and the provisions of Section 2.2 as shall be assigned to him from time to time by the Board of Directors of the Company (the "Board").

                  2.2 Duties. During the Term and except for illness, reasonable vacation periods, and reasonable leaves of absence, the Executive shall devote his full business time, attention, skill, energies and efforts to the faithful performance of his duties hereunder and to the business and affairs of the Company and any subsidiary or affiliate of the Company, such duties being those customary to executives at the same level in companies of similar size. The Executive shall work to maximize shareholder value while being sensitive to the impact on employees and communities. To maximize shareholder value, significant changes will need to be made, potentially including but not limited to relocation or closing of manufacturing facilities or other operations, restructuring, closing or selling poor return



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         businesses, establishment of nationally competitive compensation plans and replacement of management, contractors and consultants as necessary. Notwithstanding the foregoing, the duties of the Executive shall not be expanded or diminished without the Executive's prior approval.

                  2.3 Title.

                  (a) As soon as possible following the execution of this Agreement, the Board shall appoint the Executive to the Board of Directors of Russell and elect the Executive to the position of Chairman of the Board of Directors to take effect no later than June 1, 1998. The Board's intention to elect the Executive to the position of Chairman as of such date will be announced simultaneously with the announcement of his employment as President and Chief Executive Officer.

                  (b) The Executive shall hold the office of President for such time after the Effective Date that he feels necessary. At any time after the Effective Date, the Executive may, in his best judgment, relinquish the title of President for the purpose of hiring a new President and Chief Operating Officer of the Company.


                  ARTICLE 3.  TERM.

                  3.1 Term of Employment. The term of the Executive's employment under this Agreement shall commence on the Effective Date and shall continue until the earliest to occur of the following dates (the "Termination Date"): (i) March 31, 2001; (ii) the date of death of the Executive; (iii) the date coinciding with the end of one hundred eighty
         (180) days of continuous "Total Disability" of the Executive (as defined in Section 7.4); (iv) the date of termination For Cause (as defined in Section 3.2); or (v) the date the Executive terminates his employment for Good Reason (as defined in Section 3.3) determined pursuant to Section 3.5.

                  3.2 Termination for Cause; Automatic Termination. The Company shall at all times have the right to discharge the Executive For Cause. For purposes of this Agreement, "For Cause" shall be limited to: (i) conviction of a felony other than those felonies involving the use of an automobile in violation of any vehicle statute; (ii) a material breach of a provision of this Agreement by the Executive, which breach is not cured within thirty (30) days after notice has been given by the Company to the Executive, as provided in Section 3.5; or (iii) the Final Determination of any action the effect of which is to permanently enjoin the Executive from fulfilling his duties under this Agreement. "Final Determination" as used herein shall mean the exhaustion of all available remedies and appeals by the Executive or the Executive's refusal to pursue such remedies and appeals.




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                        3.3     Good Reason. Subject to the requirements of
                Section 3.5 of this Agreement, the Executive may terminate his employment at any time for Good Reason (as defined in this Section 3.3). If the Executive desires to terminate his employment for Good Reason, he shall give notice to the Company as provided in Section 3.5. For purposes of this Section 3.3, "Good Reason" shall mean the Executive's resignation from the Company's employment for any of the following reasons:

                                (a)     Failure by the Board to reelect or
                        reappoint the Executive as President (subject to Section 2.3), Chief Executive Officer and Chairman of the Board of the Company and the Executive then elects to leave the Company's employment within six (6) months of such failure to so reelect or reappoint the Executive;

                                (b) A material modification by the Board of the duties, functions and responsibilities of the Executive as President (subject to 2.3) or Chief Executive Officer without his consent given within six
                        (6) months prior to such modification;

                                (c) The failure of the Board to approve the Designated Metro Area within thirty (30) days of when the Executive makes his recommendation as to such Designated Metro Area to the Board, as provided for in
                        Section 12.2;

                                (d) If the Company shall experience a Change of Control (defined in this Section 3.3(d)) the Executive shall have a period of two (2) years from the date the Change of Control becomes effective in which to terminate this Employment Agreement. Change in Control of the Company shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied:

                                (i) Any person (other than those Persons in control of the Company as of the Effective Date, or other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company's then outstanding securities; or

                                (ii) During any period of two (2) consecutive years (not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the Board (and any new Director, whose election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was so approved (a "Continuing Director")), cease for any reason to constitute a majority thereof; or

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                                (iii)   The stockholders of the Company approve:
                                        (A) a plan of complete liquidation of
                                        the Company; or (B) an agreement for the sale or disposition of all or substantially all of the Company's assets; or (C) a merger, consolidation, or reorganization of the Company with or involving any other corporation other than a merger, consolidation, or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), at least fifty percent (50%) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization.

                                        However, in no event shall a "Change in
                                        Control" be deemed to have occurred,
                                        with respect to a Participant, if the
                                        Participant is part of a purchasing
                                        group which consummates the
                                        Change-in-Control transaction. A
                                        Participant shall be deemed "part of a
                                        purchasing group" for purposes of the
                                        preceding sentence if the Participant is an equity participant in the purchasing company or group (except for: (i) passive ownership of less than three percent (3%) of the stock of the purchasing company; or (ii) ownership of equity participation in the purchasing company or group which is otherwise not significant, as determined prior to the Change in Control by a majority of the nonemployed continuing Directors).

                              (e) The Executive's resignation from the Company's employment on account of any material breach of a provision of this Agreement by the Company, which breach is not cured within thirty (30) days after notice has been given to the Company by the Executive as provided in Section
                    3.5. Without limiting the generality of the foregoing sentence, the Company shall be in material breach of its obligations hereunder if, for example, the Company shall not permit the Executive to exercise such responsibilities as are consistent with the Executive's position as described in
                    Section 2.2 herein and are of such a nature as are usually associated with such officers of other public corporations of approximately equal size, or the Executive shall at any time be required to report to anyone other than directly to the Board, or the Company causes the Executive to locate his residence in conflict with ARTICLE 12 herein, or the Company shall fail to make a payment when due to the Executive. Notwithstanding the foregoing, if the Executive desires to terminate his employment for Good Reason as defined in this
                    Section 3.3(e), he shall give notice to the Company as provided in Section 3.5 and the Company shall have thirty
                    (30)

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                  days after notice has been given to it in which to cure the reason for the Executive's desire to terminate his employment for Good Reason. If the reason for the Executive's desire to terminate his employment for Good Reason as defined in this
                  Section 3.3(e) is timely cured by the Company, the Executive's notice shall become null and void.

                  3.4 Retirement. Any termination of employment by either the Company or the Executive, after April 1, 2001, shall be treated as retirement of the Executive for the purpose of all Russell plans and benefits.

                  3.5 Notice of Termination. Any termination by the Executive for Good Reason or by the Company For Cause shall be communicated by Notice of Termination to the Company. For purposes hereof, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision relied upon in this Agreement, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) sets forth the Termination Date. If the Executive's employment is terminated by reason of one of the events described in Section 3.2 (other than 3.2(i)), 3.3(c), 3.3(d) or 3.3(e), the Termination Date shall be not less than thirty (30) days nor more than forty-five (45) days after the receipt of the Notice of Termination by the Company. If the Executive's employment is terminated by reason of one of the events described in subparagraphs (a) or (b) of Section 3.3, the Termination Date shall be not more than fifteen (15) days after the receipt of the Notice of Termination by the Company.



                  ARTICLE 4.        COMPENSATION.

                  4.1 Base Salary. For all services rendered by the Executive during the Term, the Company shall pay the Executive as compensation a base annual salary (the "Base Salary"), payable in appropriate installments to conform with regular payroll dates for salaried personnel of the Company. On the Effective Date, the annual rate of the Executive's Base Salary shall be $650,000 (the "Annual Base Salary Rate"). The Executive's Annual Base Salary Rate shall be increased annually in the sole discretion of the Board. The timing of the annual increase shall coincide with increases of other top executives, in accordance with Company policy.

                  4.2      Bonus. In addition to the Base Salary provided for in
         Section 4.1 and the other benefits provided for in this Agreement, the Executive shall be eligible, upon the achievement of certain goals established by the Board, to receive an annual bonus of at least 100% of his base salary for the year for which the bonus is to be paid, provided that the bonus for the 9 month period in 1998 beginning on the Effective Date shall be at least $350,000, to be paid within 60 days after the end of the year.

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                  ARTICLE 5. STOCK OPTIONS. In addition to the Base Salary and bonus provided to the Executive pursuant to Article 4, the Executive shall receive a minimum of 75,000 options for the purchase of Russell Corporation common stock annually, which amount may be increased at the Board's discretion based on the Executive's performance. The exercise price for these options shall equal the average of the high and low of the stock price on the day the grant is made. Such options shall have a term of ten years and one-third of the total options given in any year shall vest in each of the three years following the grant of the options. Provided, however, that in 1998 the Executive shall be granted 125,000 options on the Effective Date for the purchase of Russell Corporation common stock (the "1998 Options"). The exercise price for the 1998 Options shall be the average price of the stock on the Effective Date. If the Executive's employment is terminated for any reason other than For Cause, all options granted under this Article 5 shall immediately become vested and shall be exercisable at the Executive's option for a period of three (3) years from the date of termination; if the Executive's employment is terminated For Cause, all options granted under this Article 5 that are not vested as of the Termination Date shall lapse and be forfeited to the Company.
 Provided, however, that if the Russell shareholders do not approve the necessary amendment to the Russell Stock Option Plan at their April, 1998 meeting allowing an increase in the number of options that may be granted annually to any one employee any options previously granted hereunder in excess of the limit shall lapse and be forfeited to the Company and the Executive shall receive: (i) 50,000 shares of restricted stock of Russell and cash in the amount of $1,282,727 for the value of 50,000 options (determined pursuant to Exhibit
A), in lieu of his 1998 Options; and (ii) 50,000 shares of restricted stock in lieu of the 75,000 stock options to be granted in all subsequent years under this Article 5.

                  ARTICLE 6.  SUPPLEMENTAL BENEFITS

                  6.1 Special Health Care Benefit. In addition to the other benefits provided for in this Agreement (including participation by the Executive and his spouse during the term of employment in the Company Plan (defined herein)) and thereafter following the expiration of the term for any reason, the Executive (or his spouse if the Executive predeceases his spouse before he attains the age of 65) shall be entitled for the period commencing on the Termination Date and ending on the earlier of (i) the date of death for the survivor of the Executive and his spouse or (ii) the Executive and his spouse attaining the age of 65 (the "Coverage Period") to participate in any group health plan or program (whether insured or self-insured, or any combination thereof) provided by the Company for the benefit of its active employees (the "Company Plan"). The Company, consistent with sound business practices, shall use its best efforts to provide the Executive with coverage for the Executive and his spouse under the Company Plan during the Coverage Period (and any period thereafter to the extent required by applicable state and federal law), including, if necessary, amending the applicable provisions of the Company Plan and negotiating the addition of any necessary riders to any group health insurance contract. In the event the Company is unable for whatever reason to provide the Executive and his spouse with coverage under the Company Plan, the Company shall provide the Executive with an individual policy of health insurance providing coverage for the Executive and his spouse (the "Individual Policy")

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         during the Coverage Period. The coverage to be provided to the
         Executive pursuant to this ARTICLE 6 (whether under the Company Plan or the Individual Policy) shall consist of coverage which, as of the time the coverage is being provided, is identical (or, with respect to an Individual Policy, substantially identical) to the coverage provided under the Company Plan to active employees and their dependents. Notwithstanding the foregoing, the Company shall coordinate coverage for the Executive under this ARTICLE 6 with any applicable federal or state government programs (e.g., Medicare or Medicaid) when the Executive is eligible to begin receiving benefits under such program. Any premiums required to be paid for coverage of the Executive under such government programs shall be paid by the Executive.

                  6.2 Life Insurance. The Company shall maintain the Metropolitan Universal Life Insurance Policy on the life of the Executive currently maintained by his prior employer. The Company shall fund the life insurance policy to provide for a benefit equal to $1,209,000 until January 1, 1999. Thereafter, the policy shall be maintained to provide a benefit equal to $1,209,000. The premium for 1997 was $13,724.

                  6.3 Corporate Automobile. An automobile of appropriate value shall be provided by the Company. All operating expenses of the automobile shall be paid by the Company.

                  6.4 Corporate Aircraft. The Executive shall have the use of corporate aircraft for his business and personal transportation at his discretion and at no cost to him, including reasonable access for his spouse. Applicable income taxes attributable to the Executive's personal use of the aircraft shall be paid by the Executive.

                  6.5 Club Memberships. The Company shall make available country club access for the Executive and his family near each corporate headquarters of the Company.

                  6.6 Office Closing. The Executive currently conducts business in an office located in Winston-Salem, North Carolina. As of the Effective Date, the Company shall assume responsibility for, and all expenses of, closing the Executive's Winston-Salem office, at a cost not to exceed $25,000.

                  6.7 Immediate Eligibility. Any delay in eligibility and any waiting period normally associated with the receipt of any of the benefits provided for by this Agreement shall be waived and the Executive (and his spouse where applicable) shall be eligible to receive benefits as of the Effective Date as if such delays and waiting periods have been satisfied. Notwithstanding the foregoing, this
         Section 6.7 shall not apply to the any qualified retirement plans of Russell if waiving the eligibility requirements or any associated waiting periods would cause a violation under ERISA.


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                  ARTICLE 7.  DISABILITY BENEFITS.

                  7.1 Commencement of Total Disability. If the Executive suffers a "Total Disability" (as defined in Section 7.4), he shall be deemed totally disabled ("Totally Disabled") for purposes of this Agreement as of the date such Total Disability commenced.

                  7.2 Benefits Payable Upon Total Disability. In the event of the Total Disability of the Executive, the Company shall continue to pay the Executive his Base Salary during the Disability Period (as defined in this Section 7.2); provided, however, that if the Term shall otherwise expire during the Disability Period pursuant to the provisions of ARTICLE 3, the Company shall cease paying the Executive his Base Salary under this Section 7.2 as of the Termination Date, and the remaining provisions of this Agreement shall apply. In the event that the Executive's Total Disability continues for a period of one hundred eighty (180) days (measured from the date the Executive became Totally Disabled), the Term shall automatically expire, as provided in subparagraph (iii) of Section 3.1, at the end of such one hundred eighty day period (the "Disability Period").

                  7.3 Cessation of Disability. Notwithstanding the provisions of Section 7.2, if prior to the end of the Disability Period, the Executive's Total Disability shall have ceased under the definition of Total Disability set forth in Section 7.4 and he shall have commenced to perform his regular duties hereunder, the following special provisions shall apply: (i) this Agreement shall continue in full force and effect (except as otherwise provided in ARTICLE 3); and
         (ii) the Executive shall be entitled to resume his employment under this Agreement and to receive thereafter compensation in accordance with ARTICLE 4 as though he had not been Totally Disabled; provided, however, that unless the Executive shall perform his regular duties hereunder for a continuous period of at least sixty (60) days following a period of Total Disability before he again becomes Totally Disabled, he shall not be entitled to start a new Disability Period, but instead must continue under the remaining portion of the original Disability Period. In this event, the resumption of the original Disability Period shall commence on the date such Total Disability resumed.

                  7.4 Definition of Total Disability. For purposes of this Agreement, "Total Disability" shall mean the permanent and total inability, by reason of physical or mental infirmity, or both, of the Executive to perform his regular and customary duties with the Company in a satisfactory manner shall be considered Total Disability. The determination of the existence or nonexistence of Total Disability shall be made by the Board, pursuant to a medical examination by a medical doctor licensed to practice medicine in the state of the Executive's principal residence approved by the Board.


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                  ARTICLE 8.   REIMBURSEMENT OF EXPENSES, OFFICE AND SECRETARIAL
ASSISTANCE. The Company recognizes that the Executive will incur, from time to time, expenses for the benefit of the Company and in furtherance of the Company's business, including, but not limited to, expenses for entertainment, travel and other business expenses. In the event of the termination of the Executive's employment for any reason, the Company shall reimburse the Executive (or in the event of death, his personal representative) for expenses incurred by the Executive on behalf of the Company prior to the Termination Date to the extent such expenses have not been previously reimbursed by the Company.

                  ARTICLE 9. OTHER EMPLOYEE BENEFITS. The Executive shall be entitled to participate in any and all retirement, health, disability, life insurance, long-term disability insurance, long-term incentive plans, nonqualified deferred compensation and tax-qualified retirement plans or any other plans or benefits offered by the Company to its executives generally, if and to the extent the Executive is eligible to participate in accordance with the terms and provisions of any such plan or benefit program. Notwithstanding the foregoing, all vesting periods under all Russell benefit plans shall be waived (except where waiving such period would violate ERISA) and the Executive, upon termination of employment for any reason before the age of retirement under those plans, shall be considered to have attained the minimum retirement age provided in those plans. Nothing in this ARTICLE 9 is intended, or shall be construed, to require the Company to institute any particular plan, program or benefit.

                  ARTICLE 10. VACATION. The Executive shall be entitled to a minimum four (4) weeks of paid vacation during each Employment Year.

                  ARTICLE 11.  TERMINATION COMPENSATION.

                  11.1 Monthly Compensation. Upon the expiration of the Term for any reason, the Executive shall be entitled to continue to receive his Base Salary through the last day of the month in which the Termination Date occurs (the "Termination Month").

                  11.2 Compensation Continuance. In addition to the compensation provided for in Section 11.1, upon the termination of the Executive's employment by the Executive for Good Reason or by the Company in violation of the terms of this Agreement, the Executive (or in the event of his subsequent death, his designated beneficiary) shall receive 100% of the maximum bonus for which he was eligible in the year of termination and he shall continue to receive from the last day of the Termination Month through March 31, 2001 (the "Compensation Continuance Period") the Base Salary (as increased each year) that he would have received pursuant to Section 4.1 during the Compensation Continuance Period as if the Term had not expired. During the Compensation Continuance Period, the Executive shall continue to participate in all employee benefit plans or programs of the Company (as described in ARTICLE 9), except where doing so would violate ERISA.

                  ARTICLE 12.  RELOCATION.

                  12.1 Housing in Alexander City. The Company shall provide first class housing for the Executive, fully furnished, in or near Alexander City, Alabama for approximately one year from the Effective Date.

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                  12.2 Corporate Headquarters. Upon approval of the board, the
         Company shall as soon as possible following the effective date, provide for dual headquarters in Alexander City, Alabama and a southeastern city designated by the executive (the "Designated Metro Area"). It is acknowledged that resolving and establishing this dual headquarters in the Designated Metro Area is critical for the hiring and retainment of "world class" employees; and that hiring these employees and implementing many other steps necessary for the improvement of the company's performance will most likely be delayed until the resolution of the Designated Metro Area. Resolving the Designated Metro Area will be of the highest priority for the Executive and the Board of Directors. A special board of directors meeting will be called by phone or in person to resolve this issue if there is not a regularly scheduled board of directors meeting within two weeks of when the executive is ready to make his recommendation. It is contemplated that the Executive Headquarters of the Company shall be moved to the Designated Metro Area within one year of the Effective Date unless mutually agreed otherwise. Determination will be made by the Executive when and how many other persons or departments of the Company will relocate to the Designated Metro Area. Executive Headquarters, for the purposes of this Section 12.2, shall mean the location of the primary offices of the Executive and other employees or groups of employees as the Executive shall deem necessary along with the appropriate support staff, but shall not necessarily mean the Executive Headquarters for legal purposes.

                  12.3 Relocation Expenses. The Company shall pay all relocation expenses, including any necessary tax gross up, for any relocation to either of the corporate headquarters of the Company made by the Executive within two years from the date of employment. It is understood by the Company, that the Executive plans to maintain a residence in Winston-Salem, North Carolina and the decision as to where to locate his other residence shall be left to the Executive's sole discretion, provided it is near one of the corporate headquarters described in Section 12.2.

                  ARTICLE 13. POST-TERMINATION OBLIGATIONS. All payments and benefits to the Executive under this Agreement shall be subject to the Executive's compliance with the following provisions during the Term and following the termination of the Executive's employment:

                  13.1 Assistance in Litigation. The Executive shall, upon reasonable notice, furnish such information and assistance to the Company as may reasonably be required by the Company in connection with any litigation in which it is, or may become, a party, and which arises out of facts and circumstances known to the Executive. The Company shall promptly reimburse the Executive for his out-of-pocket expenses incurred in connection with the fulfillment of his obligations under this Section 13.1.

                  13.2 Confidential Information. The Executive shall not disclose or reveal to any unauthorized person any trade secret or other confidential information relating to the Company, its subsidiaries or affiliates, or to any businesses operated by them, and the Executive confirms that such information constitutes the exclusive property of the Company;

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



         provided, however, that the foregoing shall not prohibit the Executive from disclosing such information to the extent necessary or desirable in connection with obtaining financing for the Company (or furnishing such information under any agreements, documents or instruments under which such financing may have been obtained) or otherwise disclosing such information to third parties or governmental agencies in furtherance of the interests of the Company; or as may be required by law.

                  13.3 Noncompetition. The Executive shall not: (i) during the Compensation Continuation Period, without the prior written consent of the Company, engage directly or indirectly, as a licensee, owner, manager, consultant, officer, employee, director, investor or otherwise, in any business in material competition with the Company; or
         (ii) usurp for his own benefit any corporate opportunity under consideration by the Company during his employment, unless the Company shall have finally decided not to take advantage of such corporate opportunity. The restrictions of part (i) of this Section 13.3 shall not apply to a passive investment by the Executive constituting ownership of less than five percent (5%) of the equity of any entity engaged in any business described in part (i) of this Section 13.3. The Executive acknowledges that the possible restrictions on his activities which may occur as a result of his performance of his obligations under this Section 13.3 are required for the reasonable protection of the Company.

                  13.4 Failure to Comply. In the event that the Executive shall fail to comply with any provision of this ARTICLE 13, and such failure shall continue for thirty (30) days following delivery of notice thereof by the Company to the Executive, all rights hereunder of the Executive and any person claiming under or through him shall thereupon terminate and no person shall be entitled thereafter to receive any payments or benefits hereunder (except for benefits under employee benefit plans or programs as provided in ARTICLES 6 and 9 which have been earned or otherwise fixed or determined to be payable prior to such termination).

                  ARTICLE 14. ADDITIONAL PAYMENTS BY COMPANY. In the event that any amount required to be paid or distributed to the Executive pursuant to this Agreement shall constitute a parachute payment within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and the aggregate of such parachute payments and any other amounts otherwise required to be paid or distributed to the Executive by the Company shall cause the Executive to be subject to the excise tax on excess parachute payments under Section 4999 of the Code (the "Excise Tax"), or any successor or similar provision thereof, the Company shall pay to the Executive an additional amount (the "Gross-Up Payment") such that the net amount the Executive shall receive after the payment of any Excise Tax, shall equal the amount which he would have received if the Excise Tax had not been imposed.

                  ARTICLE 15. PROFESSIONAL FEES. The Company shall be responsible for paying all professional fees incurred by the Executive in connection with his employment with the Company in an amount not to exceed $100,000 (not including fees charged by Hewitt Associates LLC), without approval of Russell. Additionally, in the event that the Executive incurs any professional fees in protecting or enforcing his rights under this Agreement or under any employee benefit plans or programs sponsored by the Company in which the Executive is a participant, the Company shall reimburse the Executive for such reasonable professional fees and for any other reasonable expenses related thereto. Such reimbursement shall be made within thirty (30) days following final resolution of the dispute or occurrence giving rise to such fees and expenses.

                  ARTICLE 16. BENEFICIARY. The Executive shall name one or more primary beneficiaries and one or more contingent beneficiaries, who shall be entitled to receive any amounts payable following the death of the Executive under ARTICLE 11, which beneficiary or beneficiaries shall be subject to change from time to time by notice in writing to the Board. A beneficiary may be a trust, an individual or the Executive's estate. If the Executive fails to designate a beneficiary, primary or contingent, then and in such event, such benefit shall be paid to the surviving spouse of the Executive or, if he shall leave no surviving spouse, then to the Executive's estate. If a named beneficiary entitled to receive any death benefit is not living or in existence at the death of the Executive or dies prior to asserting a written claim for any such death benefit, then and in any such event, such death benefit shall be paid to the other primary beneficiary or beneficiaries named by the Executive who shall then be living or in existence, if any, otherwise to the contingent beneficiary or beneficiaries named by the Executive who shall then be living or in existence, if any; but if there are no primary or contingent beneficiaries then living or in existence, such benefit shall be paid to the surviving spouse of the Executive or, if he shall leave no surviving spouse, then to the Executive's estate. If a named beneficiary is receiving or is entitled to receive payments of any such death benefit and dies before receiving all of the payments due him, any remaining benefits shall be paid to the other primary beneficiary or beneficiaries named by the Executive who shall then be living or in existence, if any, otherwise to the contingent beneficiary or beneficiaries named by the Executive who shall then be living or in existence, if any; but if there are no primary or contingent beneficiaries then living or in existence, the balance shall be paid to the estate of the beneficiary who was last receiving the payments.

                  ARTICLE 17. INDEMNIFICATION. The Company shall indemnify the Executive during his employment and thereafter to the maximum extent permitted by applicable law for any and all liability of the Executive arising out of, or in connection with, his employment by the Company or membership on the Board; provided, that in no event shall such indemnity of the Executive at any time during the period of his employment by the Company be less than the maximum indemnity provided by the Company at any time during such period to any other officer or director under an indemnification insurance policy or the bylaws or charter of the Company or by agreement.

                  ARTICLE 18. SOURCE OF PAYMENTS; NO TRUST. The obligations of the Company to make payments hereunder shall constitute a liability of the Company to the Executive. Such payments shall be from the general funds of the Company, and the Company shall not be required to establish or maintain any special or separate fund, except as specifically provided for in this Agreement, or otherwise to segregate assets to assure that such payments shall be made, and neither the Executive nor his designated beneficiary shall have any interest in any particular asset of the Company by reason of its obligations hereunder. Nothing contained in this Agreement shall create or be construed as creating a trust of any kind or any other fiduciary relationship between the Company and the Executive or any other person. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

                  ARTICLE 19. SEVERABILITY. All agreements and covenants contained herein are severable, and in the event any of them shall be held to be invalid by any competent court, this Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein.

                  ARTICLE 20. ASSIGNMENT PROHIBITED. This Agreement is personal to each of the parties hereto, and neither party may assign nor delegate any of his or its rights or obligations hereunder without first obtaining the written consent of the other party; provided, however, that nothing in this ARTICLE 20 shall preclude (i) the Executive from designating a beneficiary to receive any benefit payable under this Agreement upon his death or (ii) the executors, administrators, or other legal representatives of the Executive or his estate from assigning any rights under this Agreement to the person or persons entitled thereto.

                  ARTICLE 21. NO ATTACHMENT. Except as otherwise provided in this Agreement or required by applicable law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

                  ARTICLE 22. HEADINGS. The headings of articles, paragraphs and sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

                  ARTICLE 23. GOVERNING LAW. The parties intend that this Agreement and the performance hereunder and all suits and special proceedings hereunder shall be construed in accordance with and under and pursuant to the laws of the State of Alabama and that in any action, special proceeding or other proceeding that may be brought arising out of, in connection with, or by reason of this Agreement, the laws of the State of Alabama shall be applicable and shall govern to the exclusion of the law of any other forum, without regard to the jurisdiction in which any action or special proceeding may be instituted.

                  ARTICLE 24. BINDING EFFECT. This Agreement shall be binding upon, and inure to the benefit of, the Executive and his heirs, executors, administrators and legal representatives and the Company and its permitted successors and assigns.

                  ARTICLE 25. COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                  ARTICLE 26. NOTICES. All notices, requests and other communications to any party under this Agreement shall be in writing (including telefacsimile transmission or similar writing) and shall be given to such party at its address or telefacsimile number set forth below or such other address or telefacsimile number as such party may hereafter specify for the purpose by notice to the other party:

                           (a)      If to the Executive:

                                    John F. Ward
                                    Russell Corporation
                                    755 Lee Street
                                    Post Office Box 272
                                    Alexander City, Alabama 35011


                           (b)      If to the Company:

                                    Russell Corporation
                                    755 Lee Street
                                    Post Office Box 272
                                    Alexander City, Alabama 35011


Each such notice, request or other communication shall be effective (i) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (ii) if given by any other means, when delivered at the address specified in this ARTICLE 26.

                  ARTICLE 27. MODIFICATION OF AGREEMENT. No waiver or modification of this Agreement or of any covenant, condition, or limitation herein contained shall be valid unless in writing and duly executed by the party to be charged therewith. No evidence of any waiver or modification shall be offered or received in evidence at any proceeding, arbitration, or litigation between the parties hereto arising out of or affecting this Agreement, or the rights or obligations of the parties hereunder, unless such waiver or modification is in writing, duly executed as aforesaid. The parties further agree that the provisions of this ARTICLE 27 may not be waived except as herein set forth.

                  ARTICLE 28. TAXES. To the extent required by applicable law, the Company shall deduct and withhold all necessary Social Security taxes and all necessary federal and state withholding taxes and any other similar sums required by law to be withheld from any payments made pursuant to the terms of this Agreement.

                  ARTICLE 29. RECITALS. The Recitals to this Agreement are incorporated herein and shall constitute an integral part of this Agreement.

                  ARTICLE 30. EFFECT OF PRIOR AGREEMENTS. This Agreement supersedes and replaces any prior employment agreement, understanding or arrangement (whether written or oral) between the Company and the Executive. Each of the parties hereto has relied on his or its own judgment in entering into this Agreement.



                  [Remainder of page intentionally left blank]

                  IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

                                    EXECUTIVE

                                    /s/ John F. Ward            (SEAL)
                                    ------------------------------------------
                                    John F. Ward
WITNESS:

/s/ Jean H. Anderson
---------------------------

                                    RUSSELL CORPORATION


                                    By:/s/ John C. Adams
                                       ---------------------------------------
                                       John C. Adams
                                       Chairman of the Board, President and
                                       Chief Executive Officer

Attest:

---------------------------
Secretary/Asst. Secretary

                               EXHIBIT A (EXAMPLE)

                        ARTICLE 5 - EMPLOYMENT AGREEMENT



         LET      A       =   50,000 OPTIONS TO PURCHASE RUSSELL COMMON STOCK
                  B       =   PRICE/SHARE OF RUSSELL COMMON STOCK
                  FV      =   FUTURE VALUE, ASSUMING 10% GROWTH (COMPOUNDED
                              ANNUALLY) FOR 10 YEARS; FACTORS = 2.593742
                  PV      =   PRESENT VALUE, ASSUMING A DISCOUNT RATE OF 5.3081%
                              (EQUIVALENT TO A PRE-TAX RATE OF 10%, GIVEN
                              A MARGINAL TAX RATE OF 46.919%) FOR 10 YEARS;
                              FACTOR = .596187.

         ASSUME A MARGINAL TAX RATE OF 46.919% FOR ALL YEARS (37.719% FEDERAL, 7.75% STATE, 1.45% MEDICARE).

         FORMULA:

                  PV [FV(A x B) - (A x B)]

         EXAMPLES (RUSSELL PRICE = $27/SHARE):

                  .596187 [2.593742 (50,000 X 27.00) - (50,000 X 27.00)] =

                  .596187 [3,501,552 - 1,350,000] =

                  $1,282,727
                  ==========